UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2014

PERVAIP CORP.

(Exact name of registrant as specified in its charter)

New York	000-04465	13-2511270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

430 North Street

White Plains, NY 10605

 (Address of principal executive offices)

(914) 750-9339

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Contract of Sale

On September 30, 2014, Pervasip Corp.’s subsidiary (the “Company”) entered into a contract of sale to transfer certain assets and liabilities, including a copy of internally developed mobile content delivery software (the “Software”) of TelcoSoftware.com Corp., a mobile content delivery business that provides video, audio, texting and other media over fixed and mobile broadband connections (the “Business”) to Vaxstar LLC (the “Buyer”). The Buyer simultaneously assigned the contract of sale to Valuesetters, Inc (the “Assignee”).

Consideration

The Buyer agreed to pay the Company 40,000,000 (Forty Million) shares of common stock, par value $0.001, (the “Common Stock”) of the Assignee. If annual revenues in the second year of operations of the Business exceed $1,000,000, the Company will receive an additional 9,900,000 (Nine Million Nine Hundred Thousand) shares of Common Stock.

License Agreement

The Company and the Assignee signed a license agreement that allows the Company a non-exclusive right to use the Software. In addition, the Company agreed to become a wholesale customer of the Assignee, and the Assignee agreed to provide technical and customer support services for the Company’s customers.

The description of the above noted agreements does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On October 3, 2014, the Company issued a press release announcing its plan with regard to mobile VoIP operations and the Assignee. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1*	Contract of Sale by and among TelcoSoftware.com Corp. and Vaxstar LLC
10.2	Purchase and Assignment Agreement by and between Vaxstar LLC and Valuesetters, Inc.
10.3	License Agreement by and between Valuesetters, Inc. and Telcosoftware.com Corp.
99.1	Press release dated October 3, 2014

* Exhibits for this contract have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERVASIP CORP.

Date: October 6, 2014	By:	/s/ Paul H. Riss
Name: Paul H. Riss
Title: Chief Executive Officer